Exhibit 99.2

Insulet Appoints John Fallon, M.D. as New Lead Director

BILLERICA, MA - February 10, 2015 - Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced that Dr. John Fallon has been appointed Lead Director of Insulet’s Board of Directors. Dr. Fallon has served on the Insulet Board since 2012 and replaces Daniel Levangie who is resigning from the Insulet Board in order to assume the newly-created role of President, Insulet Drug Delivery.

“Insulet has many exciting opportunities to capitalize on our core technology underpinning our innovative drug delivery devices,” said Mr. Levangie. “As I transition to Insulet’s executive leadership team, I am confident that John’s strong leadership, considerable industry and board experience and commitment to the Company make him ideally suited for the Lead Director role. I am confident that the Board and management will continue to benefit from his expertise and insights.”

About Dr. John Fallon:

Dr. John Fallon has served on Insulet’s Board since October 2012. He also serves on the Board of Directors of AMAG Pharmaceuticals. Since 2004, Dr. Fallon has served as the Chief Physician Executive and Senior Vice President of Blue Cross Blue Shield of Massachusetts. From 2000 to 2004, he held the position of Chief Executive Officer for Clinical Affairs at the State University of New York Medical Center. In 1995, Dr. Fallon became a founding Trustee of Partners Community HealthCare Inc. (PCHI), the Physician Network for Partners HealthCare System founded by The Massachusetts General Hospital and The Brigham and Women’s Hospital, and in 1998 he went on to become Chairman of PCHI. Dr. Fallon has also served as Founder, President and Chief Executive Officer of North Shore Health System, Chief Medical Executive and later Chief Executive Officer of Charter Professional Services Corporation, and First Chief Medical Officer for North Shore Medical Center. Dr. Fallon has over 35 years of experience as a practicing physician, senior executive and participant in numerous medical boards and committees in the health care industry.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and a fully-automated cannula insertion. Insulet’s subsidiary, Neighborhood Diabetes, is a leading distributor of diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Investor Relations and Media Contact:

Deborah R. Gordon
Vice President, Investor Relations and Corporate Communications
(978) 600-7717
dgordon@insulet.com or ir@insulet.com